Exhibit 10.12

Execution Version

MASTER TERMS AND CONDITIONS FOR CAPPED CALL TRANSACTIONS

BETWEEN CITIBANK, N.A. AND WCI COMMUNITIES, INC.

The purpose of this Master Terms and Conditions for Capped Call Transactions (this “Master Confirmation”), dated as of September 15, 2006, is to set forth certain terms and conditions for capped call option transactions that WCI Communities, Inc. (“Counterparty”) will enter into with Citibank, N.A. (“Citibank”). Each such transaction (a “Transaction”) entered into between Citibank and Counterparty that is to be subject to this Master Confirmation shall be evidenced by a written confirmation substantially in the form of Exhibit A hereto, with such modifications thereto as to which Counterparty and Citibank mutually agree (a “Confirmation”). This Master Confirmation and each Confirmation together constitute a “Confirmation” as referred to in the Agreement specified below.

This Master Confirmation and a Confirmation evidence a complete binding agreement between and us as to the terms of the Transaction to which this Master Confirmation and such Confirmation relates. This Master Confirmation and each Confirmation hereunder shall supplement, form a part of, and be subject to an agreement in the form of the 1992 ISDA Master Agreement (Multicurrency-Cross Border) as if we had executed an agreement on the date hereof between you and us, and such agreement shall be considered the “Agreement” hereunder.

The definitions and provisions contained in the 2002 ISDA Equity Derivatives Definitions (the “Definitions”) as published by ISDA are incorporated into this Master Confirmation.

THIS MASTER CONFIRMATION WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REFERENCE TO CHOICE OF LAW DOCTRINE. THE PARTIES HERETO IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK AND THE UNITED STATES COURT FOR THE SOUTHERN DISTRICT OF NEW YORK IN CONNECTION WITH ALL MATTERS RELATING HERETO AND WAIVE ANY OBJECTION TO THE LAYING OF VENUE IN, AND ANY CLAIM OF INCONVENIENT FORUM WITH RESPECT TO, THESE COURTS.

1. In the event of any inconsistency between this Master Confirmation, on the one hand, and the Definitions or the Agreement, on the other hand, this Master Confirmation will control for the purpose of the Transaction to which a Confirmation relates. In the event of any inconsistency between the Definitions, the Agreement and this Master Confirmation, on the one hand, and a Confirmation, on the other hand, the Confirmation will govern. With respect to a Transaction, capitalized terms used herein that are not otherwise defined shall have the meaning assigned to them in the Confirmation relating to such Transaction.

2. Each party will make each payment specified in this Master Confirmation or a Confirmation as being payable by such party, not later than the due date for value on that date in the place of the account specified below or otherwise specified in writing, in freely transferable funds and in a manner customary for payments in the required currency.

3. Confirmations and General Terms:

This Master Confirmation and the Agreement, together with the Confirmation relating to a Transaction, shall constitute the written agreement between Counterparty and Citibank with respect to such Transaction.

Each Transaction to which a Confirmation relates is a Capped Call Option Transaction, which shall be considered a Share Option Transaction for purposes of the Definitions, and shall have the following terms:

Option Style:	European

Option Type:	Call

Seller:	Citibank

Buyer:	Counterparty

Shares:	The common stock, $0.01 par value per share, of Counterparty (Symbol: WCI).

Trade Date:	As set forth in the Confirmation for such Transaction

Tranches:	Each Transaction will be divided into individual Tranches, each with the terms set forth in this Master Confirmation and the Confirmation for such Transaction, and in particular with the Number of Options and Expiration Date set forth in the Confirmation for such Transaction. The payments and deliveries to be made upon settlement of each Transaction will be determined separately for each Tranche as if each Tranche were a separate Transaction under the Agreement.

Number of Options:	For each Tranche of such Transaction, as set forth in the Confirmation for such Transaction

Lower Strike Price:	As set forth in the Confirmation for such Transaction

Upper Strike Price:	As set forth in the Confirmation for such Transaction

Premium:	As set forth in the Confirmation for such Transaction

Premium Payment Date:	As set forth in the Confirmation for such Transaction

Exchange:	New York Stock Exchange

Related Exchanges:	All Exchanges

Calculation Agent:	Citibank. For the avoidance of doubt, the provisions of Section 1.40 of the Equity Definitions shall apply to any Transaction under this Confirmation. To the extent applicable, the Calculation Agent shall use consistent methodology with respect to each Transaction subject to a Confirmation. In the event of a good faith error, and upon becoming aware of such error, the Calculation Agent shall promptly correct such error.

4. Procedure for Exercise and Valuation:

In respect of any Tranche:

Expiration Time:	The Valuation Time

Expiration Date:	As provided in the relevant Confirmation (or, if such date is not a Scheduled Trading Day, the next following Scheduled

Trading Day that is not already an Expiration Date for another Tranche); provided that:

(i) if that date is a Disrupted Day, the Expiration Date for such Tranche shall be the first succeeding Scheduled Trading Day that is not a Disrupted Day and is not or is not deemed to be an Expiration Date in respect of any other Tranche of any Transaction hereunder;

(ii) if the Expiration Date for such Tranche has not occurred pursuant to the preceding proviso as of the Final Disruption Date for such Tranche, the Final Disruption Date for such Tranche shall be the Expiration Date; and

(iii) if such Final Disruption Date, however, is or is deemed to be an Expiration Date in respect of any other Tranche hereunder, such Final Disruption Date shall be an Expiration Date for the Tranche with an earlier original Expiration Date and the Expiration Date for the other Tranche(s) shall be postponed to the following Scheduled Trading Day and, whether such Scheduled Trading Day shall be the Expiration Date for such Tranche, shall be determined in accordance with the provisions contained in this proviso.

Automatic Exercise:	Applicable. The Options included in any Tranche will be deemed automatically exercised at the Expiration Time on the Expiration Date for such Tranche if at such time such Tranche is In-the-Money. “In-the-Money” means, in respect of any Tranche, that the Reference Price for such Tranche is greater than the Lower Strike Price.

Seller’s Telephone Number, Facsimile Number and Contact Details for Purpose of Giving Notice:	Citibank, N.A. 390 Greenwich Street New York, NY 10013
	Attention:	Equity Derivatives
	Facsimile:	(212) 723-8328
	Telephone:	(212) 723-7357

Reference Price:	The closing price per Share as of the Valuation Time on the relevant day; provided that if the Expiration Date is the Final Disruption Date as a result of the operation of the provisions contained in the definition of “Expiration Date” above, the Reference Price shall be the price determined by the Calculation Agent in the manner consistent with Section 6.6(a)(B) of the Equity Definitions.

Valuation Time:	As defined in Section 6.1 of the Definitions.

Valuation Date:	The Expiration Date

Final Disruption Date:	For each Tranche, the eighth Scheduled Trading Day immediately following the original Expiration Date for such Tranche.

Market Disruption Event:	The third and fourth lines of Section 6.3(a) of the Definitions are hereby amended by deleting the words “during the one hour period that ends at the relevant Valuation Time” and replacing them with “at any time prior to the relevant Valuation Time”.

5. Settlement Terms:

In respect of any Tranche:

Settlement Currency:	USD

Settlement Method Election:	Applicable; provided that for purposes of this Master Confirmation, Section 7.1 of the Definitions is hereby amended by adding the phrase “, Net Share Settlement, Modified Physical Settlement” after “Cash Settlement” in the sixth line thereof.

Electing Party:	Buyer

Settlement Method Election Date:	The third Scheduled Trading Day immediately preceding the scheduled Expiration Date.

Default Settlement Method:	Physical Settlement

Cash Settlement:	If applicable, settlement shall occur in accordance with Section 8.1 of the Definitions.

Strike Price Differential:	An amount equal to the lesser of:

(i) the greater of (a) the Reference Price minus the Lower Strike Price and (b) zero; and

(ii) the Upper Strike Price minus the Lower Strike Price.

Net Share Settlement:	If applicable, on the Settlement Date, Seller shall deliver to Buyer the Net Share Settlement Amount, and the provisions of Sections 9.8, 9.9, 9.10, 9.11 and 9.12 of the Definitions will be applicable.

Net Share Settlement Amount:	A number of Shares (rounded down to the nearest whole Share) equal to the Option Cash Settlement Amount divided by the Reference Price, plus an amount in the Settlement Currency for any fractional Share not delivered due to rounding (at the Reference Price).

Physical Settlement:	If applicable, settlement shall occur in accordance with Section 9.1 of the Definitions; provided that (i) references therein to the Settlement Price shall be to the Lower Strike Price and (ii) if the Reference Price is greater than the Upper

Strike Price, in addition to the payments and deliveries required thereunder, Counterparty shall pay to Citibank the Additional Settlement Amount on the Settlement Date.

Additional Settlement Amount:	An amount in the Settlement Currency equal to (i) the Reference Price minus the Upper Strike Price, multiplied by (ii) the Number of Shares to be Delivered (determined without regard to rounding).

Modified Physical Settlement:	If applicable, settlement shall occur in accordance with Section 9.1 of the Definitions; provided that (i) references therein to the Settlement Price shall be to the Lower Strike Price and (ii) if the Reference Price is greater than the Upper Strike Price, Seller’s delivery obligation shall be reduced by the Cap Share Adjustment, and Buyer’s payment obligation shall be reduced by an amount in the Settlement Currency for any fractional Share included in the Cap Share Adjustment solely due to rounding (at the Reference Price).

Cap Share Adjustment:	A number of Shares (rounded up to the nearest whole Share) equal to (i) the Additional Settlement Amount divided by, (ii) the Reference Price.

Representation and Agreement:	Notwithstanding Section 9.11 of the Definitions, the parties acknowledge that any Shares delivered to Counterparty will be, upon such delivery, subject to restrictions and limitations arising from Counterparty or its affiliates or out of Counterparty’s status under applicable securities laws.

6. Dividends:

Dividend Adjustments:	Counterparty agrees to notify Citibank promptly of the announcement of an ex-dividend date of any cash dividend by the Issuer. If an ex-dividend date with respect to a dividend (a “Declared Dividend”) that differs in amount from the Regular Dividend for any Transaction occurs at any time from but excluding the Trade Date for such Transaction to and including the Expiration Date for any Tranche for such Transaction, then in addition to any adjustments as provided under “Share Adjustments” below, the Calculation Agent will make such adjustments to the Lower Strike Price and/or the Upper Strike Price for such Tranche as it deems appropriate to preserve for the parties the intended economic benefits of such Tranche.

The Calculation Agent shall provide prompt notice of any such adjustments, including a schedule or other reasonably detailed explanation of the basis for and determination of each adjustment.

Regular Dividend:	As set forth in the Confirmation for such Transaction. For the avoidance of doubt, if as a result of any Merger Event, Tender Offer or Potential Adjustment Event (or any combination thereof) the Shares are adjusted to include the Shares of an issuer other than the initial Counterparty or of more than one issuer (whether or not including the initial Counterparty), then such adjustment shall apply with respect to any cash dividends to which holders of the successor or additional Shares of the applicable issuer(s) are entitled and the Calculation Agent shall adjust the amount of the Regular Dividend after the Merger Event, Tender Offer or Potential Adjustment Event.

7. Share Adjustments:

Method of Adjustment:	Calculation Agent Adjustment

For purposes hereof, the definition of “Potential Adjustment Event” shall not include clauses (iv) and (v) thereof.

8. Extraordinary Events:

Consequences of Merger Events:

(a) Share-for-Share:	Cancellation and Payment (Agreed Model)

(b) Share-for Other:	Cancellation and Payment (Agreed Model)

(c) Share-for-Combined:	Cancellation and Payment (Agreed Model)

Tender Offer:	Applicable, provided that Section 12. l(d) of the Definitions shall be amended by adding the following proviso to the end thereof: “; provided that a Tender Offer shall not include any of the foregoing events that result in the Counterparty or an affiliate acquiring less than 20% of the outstanding voting shares of Counterparty during any period of twelve consecutive months.

Consequences of Tender Offers:

(a) Share-for-Share:	Cancellation and Payment (Agreed Model)

(b) Share-for-Other:	Cancellation and Payment (Agreed Model)

(c) Share-for-Combined:	Cancellation and Payment (Agreed Model)

Composition of Combined Consideration:	Not Applicable

Nationalization, Insolvency or Delisting:	Cancellation and Payment (Agreed Model); provided that Insolvency shall not be applicable if Counterparty is a debtor (or similar participant) with respect to such Insolvency.

In addition to the provisions of Section 12.6(a)(iii) of the Definitions, it will also constitute a Delisting if the Exchange is located in the United States and the Shares are not immediately re-listed, re-traded or re-quoted on any of the New York Stock Exchange, the American Stock Exchange or the NASDAQ National Market System (or their respective successors); if the Shares are immediately re-listed, re-traded or re-quoted on any such exchange or quotation system, such exchange or quotation system shall thereafter be deemed to be the Exchange.

9. Additional Disruption Events:

Change in Law:	Applicable; provided that Section 12.9(a)(ii) of the Definitions is hereby amended by (i) replacing the phrase “the interpretation” in the third line thereof with the phrase “or public announcement of the formal or informal interpretation” and (ii) immediately following the word “Transaction” in clause (X) thereof, adding the phrase “in the manner contemplated by the Hedging Party on the Trade Date”.

Failure to Deliver:	Applicable

Insolvency Filing:	Applicable, except if Counterparty is a debtor (or similar participant) with respect to such Insolvency Filing

Determining Party:	For all applicable Additional Disruption Events, Citibank

10. Acknowledgements:

Non-Reliance:	Applicable

Agreements and Acknowledgments Regarding Hedging Activities:	Applicable

Additional Acknowledgments:	Applicable

11. Representations, Warranties and Agreements:

(a) In connection with this Master Confirmation, each Confirmation, each Transaction to which a Confirmation relates and any other documentation relating to the Agreement, each party to this Master Confirmation represents and warrants to, and agrees with, the other party that:

(i) it is an “accredited investor” as defined in Section 2(a)(15)(ii) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii) it is an “eligible contract participant” as defined in Section 1(a)(12) of the Commodity Exchange Act, as amended (the “CEA”), and this Master Confirmation and each Transaction hereunder are subject to individual negotiation by the parties and have not been executed or traded on a “trading facility” as defined in Section 1a(33) of the CEA;

(iii) it understands that neither party has an obligation or intention to register such Transaction under the Securities Act or any state securities law or other applicable federal securities law; and

(iv) it has not and will not directly or indirectly violate any applicable law (including, without limitation, the Securities Act and the Exchange Act) in connection with any Transaction under this Master Confirmation.

(b) Counterparty represents and warrants to, and agrees with, Citibank on the Trade Date of each Transaction that:

(i) its financial condition is such that it has no need for liquidity with respect to its investment in such Transaction and no need to dispose of any portion thereof to satisfy any existing or contemplated undertaking or indebtedness;

(ii) its investments in and liabilities in respect of such Transaction, which it understands are not readily marketable, are not disproportionate to its net worth, and it is able to bear any loss in connection with such Transaction, including the loss of its entire investment in such Transaction;

(iii) it understands that no obligations of Citibank to it hereunder will be entitled to the benefit of deposit insurance and that such obligations will not be guaranteed by any Affiliate of Citibank or any governmental agency;

(iv) IT UNDERSTANDS THAT SUCH TRANSACTION IS SUBJECT TO COMPLEX RISKS THAT MAY ARISE WITHOUT WARNING AND MAY AT TIMES BE VOLATILE AND THAT LOSSES MAY OCCUR QUICKLY AND IN UNANTICIPATED MAGNITUDE AND IS WILLING TO ACCEPT SUCH TERMS AND CONDITIONS AND ASSUME (FINANCIALLY AND OTHERWISE) SUCH RISKS;

(v) each of its filings under the Securities Act, the Securities Exchange Act of 1934, as amended the “Exchange Act”), or other applicable securities laws that are required to be filed have been filed and that, as of the respective dates thereof and as of the date of this representation, there is no misstatement of material fact contained therein or omission of a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading; and

(vi) such Transaction and any repurchase of the Shares by Counterparty in connection with such Transaction is pursuant to a publicly announced Share repurchase program that has been approved by its board of directors and any such repurchase has been or will when so required be publicly disclosed in its periodic filings under the Exchange Act and its financial statements and notes thereto.

(c) Counterparty represents and warrants to, and agrees with, Citibank on the Trade Date and shall be deemed to repeat on any Scheduled Trading Day on which Citibank obtains its initial hedge for all or a portion of the relevant Number of Options for a Transaction (a “Hedging Date”, where the Hedging Start Date, as set forth in the Confirmation for such Transaction, shall also be a Hedging Date), that:

(i) if it were to have effected transactions in any Shares on such Hedging Date, whether on the Exchange or otherwise, such transactions would not have violated any applicable securities law or other restriction applicable to Counterparty; without limiting the generality of the foregoing, all material information with respect to Counterparty and the Shares existing as of that Hedging Date has been publicly disclosed;

(ii) it is not, and has not been since the relevant Hedging Start Date, engaged in a distribution, as such term is used in Regulation M under the Exchange Act, of any securities of Counterparty, other than a distribution meeting the requirements of the exception set forth in Section 101(b)(10) or 102(b)(7) of Regulation M;

(iii) except as disclosed to Citibank in writing prior to the relevant Hedging Start Date, it has not made any purchases of blocks by or for itself or any of its Affiliated Purchasers during each of the four calendar weeks preceding such date (“Rule 10b-18 purchase,” “blocks” and “Affiliated Purchaser” each as defined in Rule 10b-18 under the Exchange Act); and

(iv) neither it nor any of its Affiliated Purchasers has, since the relevant Hedging Start Date, directly or indirectly (including by means of a derivative instrument) entered into any transaction involving the purchase of any Shares;

provided, however, that if the parties enter into any agreement confirming that any Transaction contemplated by this Master Confirmation shall comply with the requirements of Rule 10b5-1(c)(1)(i)(B) of the Exchange Act and any activities of Citibank with respect to obtaining of its initial hedge for such Transaction shall be governed by such an agreement and interpreted in a manner to comply with the requirements of Rule 10b5-1(c), Counterparty shall not be required to make the representations contained in this Section 11(c) on any Hedging Date following the date of such an agreement and so long as such agreement remains in effect; provided further that, if at any time Citibank determines that such agreement is no longer in effect and Citibank at such time has not completed its initial hedging activities contemplated by this Section 11(c), Citibank shall immediately notify Counterparty of the foregoing and the fact that such hedging activities will be conducted on the basis of Counterparty’s representations contained in this Section 11(c).

12. Miscellaneous:

(a) Early Termination. The parties agree that Second Method and Loss will apply to each Transaction under this Master Confirmation as such terms are defined under the 1992 ISDA Master Agreement (Multicurrency-Cross Border).

(b) Alternative Calculations and Citibank Payment on Early Termination and on Certain Extraordinary Events. If, subject to Section 12(c) below, Citibank owes Counterparty any amount in connection with a Transaction hereunder pursuant to Section 12.7 or 12.9 of the Definitions (except in the case of an Extraordinary Event in which the consideration or proceeds to be paid to holders of Shares as a result of such event consists solely of cash) or pursuant to Section 6(d)(ii) of the Agreement (except in the case of an Event of Default in which Counterparty is the Defaulting Party or a Termination Event in which Counterparty is the Affected Party, other than an (x) Event of Default of the type described in Section 5(a)(iii), (v), (vi) or (vii) of the Agreement or (y) a Termination Event of the type described in Section 5(b)(i), (ii), (iii), (iv), or (v) of the Agreement that in the case of either (x) or (y) resulted from an event or events outside Counterparty’s control) (a “Citibank Payment Obligation”), Counterparty shall have the right, in its sole discretion, to require Citibank to satisfy any such Citibank Payment Obligation by delivery of Termination Delivery Units (as defined below) by giving irrevocable telephonic notice to Citibank, confirmed in writing within one Scheduled Trading Day, between the hours of 9:00 a.m and 4:00 p.m. New York time on the Closing Date or Early Termination Date, as applicable (“Notice of Citibank Termination Delivery”). Following receipt of a Notice of Citibank Termination Delivery, Citibank shall deliver to Counterparty a number of Termination Delivery Units having a cash value equal to the amount of such Citibank Payment Obligation (such number of Termination Delivery Units to be delivered to be determined by the Calculation Agent as the number of whole Termination Delivery Units that could be purchased over a commercially reasonable period of time with the cash equivalent of such payment obligation).

“Termination Delivery Unit” means (i) in the case of a Termination Event, an Event of Default or an Extraordinary Event (other than an Insolvency, Nationalization, Merger Event or Tender Offer), one Share or (ii) in the case of an Insolvency, Nationalization, Merger Event or Tender Offer, a unit consisting of the number or amount of each type of property received by a holder of one Share (without consideration of any requirement to pay cash or other consideration in lieu of fractional amounts of any securities) in such Insolvency, Nationalization, Merger Event or Tender Offer. If a Termination Delivery Unit consists of property other than cash or New Shares and Counterparty provides irrevocable written notice to the Calculation Agent on or prior to the Closing Date that it elects to have Citibank deliver cash, New Shares or a combination thereof (in such proportion as Counterparty designates) in lieu of such other property, the Calculation Agent will replace such property with cash, New Shares or a combination thereof as components of a Termination Delivery Unit in such amounts, as shall have a value equal to the value of the property so replaced. If such Insolvency, Nationalization, Merger Event or Tender Offer involves a choice of consideration to be received by holders, such holder shall be deemed to have elected to receive the maximum possible amount of cash.

(c) Set-Off and Netting. Citibank agrees not to set-off or net amounts due from Counterparty with respect to a Transaction hereunder against amounts due from Citibank to Counterparty under obligations other than Equity Contracts. Section 2(c) of the Agreement as it applies to payments due with respect to a Transaction hereunder shall remain in effect and is not subject to the first sentence of this provision. In addition, upon the occurrence of an Event of Default or Termination Event with respect to Counterparty as the Defaulting Party or the Affected Party (“X”), Citibank (“Y”) will have the right (but not be obliged) without prior notice to X or any other person to set-off or apply any obligation of X under an Equity Contract owed to Y (or any Affiliate of Y) (whether or not matured or contingent and whether or not arising under the Agreement, and regardless of the currency, place of payment or booking office of the obligation) against any obligation of Y (or any Affiliate of Y) under an Equity Contract owed to X (whether or not matured or contingent and whether or not arising under the Agreement, and regardless of the currency, place of payment or booking office of the obligation). Y will give notice to the other party of any set-off or application effected under this provision. “Equity Contract” shall mean for purposes of this provision any transaction relating to Shares between X and Y (or any Affiliate of Y) that qualifies as ‘equity’ under applicable accounting rules. Amounts (or the relevant portion of such amounts) subject to set-off may be converted by Y into USD at the rate of exchange at which such party would be able, acting in a reasonable manner and in good faith, to purchase the relevant amount of such currency. If any obligation is unascertained, Y may in good faith estimate that obligation and set-off in respect of the estimate, subject to the relevant party accounting to the other when the obligation is ascertained. Nothing in this provision shall be effective to create a charge or other security interest. This provision shall be without prejudice and in addition to any right of set-off, combination of accounts, lien or other right to which any party is at any time otherwise entitled (whether by operation of law, contract or otherwise).

(d) Status of Claims in Bankruptcy. Citibank acknowledges and agrees that this Master Confirmation, together with any Confirmation, is not intended to convey to Citibank rights with respect to any Transaction that are senior to the claims of common stockholders in any U.S. bankruptcy proceedings of Counterparty; provided that nothing herein shall limit or shall be deemed to limit Citibank’s right to pursue remedies in the event of a breach by Counterparty of its obligations and agreements with respect to any Transaction; and provided further that nothing herein shall limit or shall be deemed to limit Citibank’s rights in respect of any transactions other than the Transactions.

(e) No Collateral. Notwithstanding any provision of this Master Confirmation, any Confirmation or the Agreement, or any other agreement between the parties, to the contrary, the obligations of Counterparty under the Transactions are not secured by any collateral. Without limiting the generality of the foregoing, if this Master Confirmation, the Agreement or any other agreement between the parties includes an ISDA Credit Support Annex or other agreement pursuant to which Counterparty collateralizes obligations to Citibank, then the obligations of Counterparty hereunder will not be considered to be obligations under such Credit Support Annex or other agreement pursuant to which Counterparty collateralizes obligations to Citibank, and any Transactions hereunder shall be disregarded for purposes of calculating any Exposure, Market Value or similar term thereunder.

(g) Assignment of Share Delivery to Affiliates. Citibank has the right to assign any or all of its rights and obligations under a Transaction to deliver or accept delivery of Shares to any of its affiliates; provided that such assignment shall only occur in respect of a particular Transaction when it has become obligatory that such Transaction be settled by the transfer of Shares; and provided, further, that Counterparty shall have recourse to Citibank in the event of failure by the assignee to perform any of such obligations hereunder. Notwithstanding the foregoing, the recourse to Citibank shall be limited to recoupment of Counterparty’s monetary damages and Counterparty hereby waives any right to seek specific performance by Citibank of its obligations hereunder. Such failure after any applicable grace period shall be deemed to be an Additional Termination Event, such Transaction shall be the only Affected Transaction and Citibank shall be the only Affected Party.

(h) Repurchase Notices. Counterparty shall, on any day on which Counterparty effects any repurchase of Shares, promptly give Citibank a written notice of such repurchase (a “Repurchase Notice”) on such day if, following such repurchase, the Ratio Equity Percentage as determined on such day is (i) equal to or greater than 12.0% and (ii) greater by 0.5% than the Ratio Equity Percentage included in the immediately preceding Repurchase Notice (or, in the case of the first such Repurchase Notice, greater by 0.5% than the Ratio Equity Percentage as of the date hereof). The “Ratio Equity Percentage” as of any day is the fraction the numerator of which is the sum of the Base Amounts for all Tranches for all Transactions hereunder and the denominator of which is the number of Shares outstanding on such day.

(i) Severability; Illegality. If compliance by either party with any provision of a Transaction would be unenforceable or illegal, (i) the parties shall negotiate in good faith to resolve such unenforceability or illegality in a manner that preserves the economic benefits of the transactions contemplated hereby and (ii) the other provisions of the Transaction shall not be invalidated, but shall remain in full force and effect.

(j) Waiver of Trial by Jury. EACH OF COUNTERPARTY AND CITIBANK HEREBY IRREVOCABLY WAIVES (ON ITS OWN BEHALF AND, TO THE EXTENT PERMITTED BY APPLICABLE LAW, ON BEHALF OF ITS STOCKHOLDERS) ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS TRANSACTION OR THE ACTIONS OF CITIBANK OR ITS AFFILIATES IN THE NEGOTIATION, PERFORMANCE OR ENFORCEMENT HEREOF.

(k) Confidentiality. Notwithstanding any provision in this Master Confirmation, any Confirmation or the Agreement, in connection with Section 1.6011-4 of the Treasury Regulations, the parties hereby agree that each party (and each employee, representative, or other agent of such party) may disclose to any and all persons, without limitation of any kind, the U.S. tax treatment and U.S. tax structure of the Transaction and all materials of any kind (including opinions or other tax analyses) that are provided to such party relating to such U.S. tax treatment and U.S. tax structure, other than any information for which nondisclosure is reasonably necessary in order to comply with applicable securities laws.

(l) Securities Contract; Swap Agreement. The parties hereto intend for: (i) each Transaction hereunder to be a “securities contract” and a “swap agreement” as defined in the Bankruptcy Code (Title 11 of the United States Code) (the “Bankruptcy Code”), and the parties hereto to be entitled to the protections afforded by, among other Sections, Sections 362(b)(6), 555 and 560 of the Bankruptcy Code; (ii) a party’s right to liquidate a Transaction and to exercise any other remedies upon the occurrence of any Event of Default under the Agreement with respect to the other party to constitute a “contractual right” as described in the Bankruptcy Code; (iii) any cash, securities or other property provided as performance assurance, credit support or collateral with respect to a Transaction to constitute “margin payments” and “transfers” under a “swap agreement” as defined in the Bankruptcy Code; and (iv) all payments for, under or in connection with a Transaction, all payments for the Shares and the transfer of such Shares to constitute “settlement payments” and “transfers” under a “swap agreement” as defined in the Bankruptcy Code.

(m) Staggered Settlement. If Citibank reasonably and in good faith determines that, pursuant to applicable legal and regulatory requirements or due to insufficient liquidity in the borrow market for the Shares, it would not be permitted or it would not be practicable or advisable to deliver, or to acquire Shares to deliver, any or all of the Shares to be delivered by Citibank on the Settlement Date for any Tranche, Citibank may, by notice to Counterparty on or prior to any Settlement Date (a “Nominal Settlement Date”), elect to deliver the Shares on two or more dates, whether immediately preceding or following such Settlement Date (each, a “Staggered Settlement Date”) as follows:

(i) in such notice, Citibank will specify to Counterparty the related Staggered Settlement Dates (the first of which will be such Nominal Settlement Date and the last of which will be no later than the twentieth (20th) Scheduled Trading Day following such Nominal Settlement Date); provided, however, that if Citibank’s election to deliver Shares on two or more dates under this paragraph (m) would cause a Staggered Settlement Date to occur within a fiscal quarter subsequent to the fiscal quarter in which the Nominal Settlement Date would have occurred, then the last Staggered Settlement Date shall be the last Scheduled Trading Day of such fiscal quarter) and the number of Shares that it will deliver on each Staggered Settlement Date on a payment versus delivery basis;

(ii) the aggregate number of Shares that Citibank will deliver to Counterparty hereunder on all such Staggered Settlement Dates will equal the number of Shares that Citibank would otherwise be required to deliver on such Nominal Settlement Date; and

(iii) if the Net Share Settlement or Modified Physical Settlement terms set forth above were to apply on the Nominal Settlement Date, then the Net Share Settlement or Modified Physical Settlement terms, as the case may be, will apply on each Staggered Settlement Date, except that the Net Shares or Cap Share Adjustment, as the case may be, will be allocated among such Staggered Settlement Dates as specified by Citibank in the notice referred to in clause (i) above.

(n) Registration. Counterparty hereby agrees that, in the event Counterparty elects Cash Settlement as a Settlement Method pursuant to the terms of this Master Confirmation and, in the good faith reasonable judgment of Citibank based on the advice of counsel resulting from change in law or any interpretation or pronouncement thereof by any governmental, entity or a person representing such agency, the Shares (the “Hedge Shares”) acquired by Citibank for the purpose of hedging its obligations pursuant to the Transaction cannot be sold in the U.S. public market by Citibank without registration under the Securities Act, Counterparty shall, at its election: (i) in order to allow Citibank to sell the Hedge Shares in a registered offering, use its reasonable best efforts to make available to Citibank an effective resale shelf registration statement under the Securities Act to cover the resale of such Hedge Shares; or (ii) cooperate with Citibank to sell the Hedge Shares in a private placement

(o) Dispute Resolution. (i) The Calculation Agent shall be responsible for making any determination, calculation or adjustment in connection with this Transaction. In the event that Counterparty does not agree on a particular determination, adjustment or calculation, then within two (2) Currency Business Days after the receipt of such determination, Counterparty shall notify the Calculation Agent in writing of such objection. If, within five (5) Currency Business Days from the receipt of such objection notice by the Calculation Agent, the parties cannot reach a consensus with respect to the subject matter of such notice, then, within three (3) Currency Business Days, the parties shall appoint three Independent Dealers (as defined below) (or, if the parties cannot agree on three, each party shall select an Independent Dealer, which dealers shall jointly appoint a third Independent Dealer), each to make a determination, adjustment or calculation as to the disputed matter within three (3) Scheduled Trading Days of such appointment. The parties shall share equally the costs, fees and expenses (if any) of any Independent Dealers called upon to resolve a dispute and agree to waive any claim that they might otherwise have against any Independent Dealer for any determination, adjustment or calculation made in good faith pursuant to this provision. “Independent Dealer” means a leading dealer in the equity derivatives market that is not an Affiliate of either of the parties or any other appointed Independent Dealer.

(ii) In the event that only one Independent Dealer provides a response as to the disputed matter within two Scheduled Trading Days of its appointment, that response shall be binding on the parties for the disputed matter, absent manifest error. In the event that two or three Independent Dealers provide a response as to the disputed matter within two Scheduled Trading Days of their respective appointments:

(A) if those responses are susceptible to the determination of an arithmetic mean, the arithmetic mean of such responses shall be binding on the parties for the disputed matter, absent manifest error; or

(B) if those responses are not susceptible to the determination of an arithmetic mean,

(1) if the majority of the responding Independent Dealers provided the same response, such response shall be binding on the parties for the disputed matter, absent manifest error; or

(2) if the majority of the Independent Dealers did not provide the same response, the responding Independent Dealers will jointly appoint a fourth Independent Dealer (the “Resolver”), and the Resolver will select within two Scheduled Trading Days from the responses originally provided by the responding Independent Dealers, with the selected response being binding on the parties for the disputed matter, absent manifest error.

The parties acknowledge and agree, by way of example and without limiting the phrase, that the following are not susceptible to the determination of an arithmetic mean: (1) responses as to whether or not an event has occurred and (2) responses in which different terms of this Transaction are proposed to be adjusted.

(iii) If, after following the procedures in paragraphs (i) and (ii), a binding determination, adjustment or calculation is not achieved, the determination of the Calculation Agent (without further reference to Independent Dealers) shall be binding, so long as such determination, adjustment or calculation was made by the Calculation Agent in good faith and in a commercially reasonable manner.

13. Addresses for Notice:

If to Citibank:	Citibank, N.A.
390 Greenwich Street
New York, NY 10013
Attention: Equity Derivatives
Facsimile: (212) 723-8328
Telephone: (212) 723-7357

with a copy to:	Citibank, N.A.
250 West Street, 10th Floor
New York, NY 10013
Attention: GCIB Legal Group—Derivatives
Facsimile: (212) 816-7772
Telephone: (212) 816-2211

If to Counterparty:	WCI Communities, Inc.
24301 Walden Center Drive
Bonita Springs, FL 34134
Attention: Legal Department
Fax 239-498-8277
Phone 239-498-8213

14. Accounts for Payment:

To Citibank:	Citibank, N.A.
ABA #021000089
DDA 00167679
Ref: Equity Derivatives

To Counterparty:	WCI Communities, Inc.
Bank of America
ABA # 026009593
DDA 3756451340
Ref: WCI Communities, Inc

15. Delivery Instructions:

Unless otherwise directed in writing, any Share to be delivered hereunder shall be delivered as follows:

To Counterparty: To be advised.

Please indicate your agreement with the terms set forth to this Master Confirmation by signing below.

Yours sincerely, CITIBANK, N.A.

By:	/s/ William Ortner
Name:	William Ortner
Title:	Authorized Representative

Confirmed as of the date first above written:

WCI COMMUNITIES, INC.

By:	/s/ Illegible
Name:
Title:

EXHIBIT A

FORM OF CAPPED CALL OPTION

TRANSACTION CONFIRMATION

CONFIRMATION

Date:	_________________

To:	WCI Communities, Inc. (“Counterparty”)

Telefax No.:	[Please provide]

Attention:	[Please provide]

From:	Citibank, N.A. (“Citibank”)

Telefax No.:	212-615-8985

Transaction Reference Number:

The purpose of this communication (this “Confirmation”) is to set forth the terms and conditions of the above-referenced Transaction (the “Transaction”) entered into on the Trade Date specified below between you and us. This Confirmation supplements, forms a part of, and is subject to the Master Terms and Conditions for Capped Call Transactions dated as of September 15, 2006 and as amended from time to time (the “Master Confirmation”) between you and us.

1. The definitions and provisions contained in the Definitions (as such term is defined in the Master Confirmation) and in the Master Confirmation are incorporated into this Confirmation. In the event of any inconsistency between those definitions and provisions and this Confirmation, this Confirmation will govern.

2. The particular Transaction to which this Confirmation relates shall have the following terms:

Trade Date:	[ ]

Lower Strike Price:	[ ]

Upper Strike Price:	[ ]

Premium:	[ ]

Premium Payment Date:	[ ]

Hedging Start Date:	[ ]

Regular Dividend:	For the first Declared Dividend for which the ex-dividend date occurs within any regular dividend period of Counterparty, USD[ ] per Share, and, for any subsequent Declared Dividend for which the ex-dividend date occurs within the same regular dividend period, zero.

A-1

The Number of Options and Expiration Date for each Tranche of the Transaction is set forth below.

Tranche Number	Number of Options	Expiration Date
1.	[ ]	[ ]
2.	[ ]	[ ]
3.	[ ]	[ ]
4.	[ ]	[ ]
5.	[ ]	[ ]
6.	[ ]	[ ]
7.	[ ]	[ ]
8.	[ ]	[ ]
9.	[ ]	[ ]
10.	[ ]	[ ]

A-2

3. Counterparty hereby agrees (a) to check this Confirmation promptly upon receipt so that errors or discrepancies can be promptly identified and rectified and (b) to confirm that the foregoing correctly sets forth the terms of the agreement between us with respect to the particular Transaction to which this Confirmation relates, by manually signing this Confirmation and providing any other information requested herein or in the Master Confirmation and immediately returning an executed copy to Confirmation Unit via 212-615-8985. Hard copies should be returned to Citibank, N.A., 333 West 34th Street, 2nd Floor, New York, New York 10001, Attention: Confirmation Unit.

Yours sincerely, CITIBANK, N.A.

By:
Name:
Title:

Confirmed as of the date first above written:

WCI COMMUNITIES, INC.

By:
Name:
Title:

A-3